Exhibit 99.1

RPM Reports Record Fiscal 2024 Third-Quarter Results

•	Record third-quarter net sales of $1.52 billion, up 0.4% from the prior year

•	Record third-quarter net income of $61.2 million, record diluted EPS of $0.47, and record EBIT of $93.4 million

•	Record third-quarter adjusted diluted EPS of $0.52 increased 40.5% over prior year and record adjusted EBIT increased 31.3% to $110.1 million

•	Fourth consecutive quarter of record cash provided by operating activities, with $1.26 billion generated during the trailing 12 months

•	Fiscal 2024 fourth-quarter outlook calls for sales to be approximately flat and adjusted EBIT growth of high-single-digits

•

Fiscal full-year 2024 outlook calls for revenue growth near midpoint of previous outlook of up low-single digits and adjusted EBIT growth near midpoint of previous outlook of up low-double digits to mid-teens

MEDINA, OH – April 4, 2024 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings, sealants and building materials, today reported record financial results for its fiscal 2024 third quarter ended February 29, 2024.

“Thanks to the hard work of RPM associates, our third-quarter results demonstrated our continued ability to grow sales, expand margins and improve cash flow in a mixed economic environment. This is due to our strategic balance, our focus on repair and maintenance and our MAP 2025 operating improvement initiatives, which are driving structural financial improvements, and increasing collaboration across our businesses. MAP 2025 was also a key reason we generated our fourth consecutive quarter of record cash flow from operating activities, which totaled $1.26 billion during the trailing 12-month period. We continue to reinvest a portion of these gains back into the business to leverage our entrepreneurial culture and accelerate organic growth,” stated Frank C. Sullivan, RPM chairman and CEO.

“Volume growth in Performance Coatings Group and Construction Products Group, combined with MAP 2025 initiatives and favorable timing of project completions, helped drive a 31.3% increase in consolidated adjusted EBIT to a third-quarter record. Consumer Group also leveraged MAP 2025 initiatives to generate record adjusted EBIT, despite continued softness in DIY end markets. While sales and adjusted EBIT declined at Specialty Products Group, there were signs of stabilization in specialty OEM end markets,” Sullivan continued. “Additionally, our improved coordination in markets outside the U.S. is showing good progress with strong sales and profitability growth in emerging markets and significant margin expansion in Europe.”

RPM Reports Results for Fiscal 2024 3rd Quarter

April 4, 2024

Third-Quarter 2024 Consolidated Results

Consolidated

	Three Months Ended
$ in 000s except per share data	February 29,	February 28,
	2024	2023	$ Change	% Change
Net Sales	$1,522,982	$1,516,176	$6,806	0.4%
Net Income Attributable to RPM Stockholders	61,199	26,974	34,225	126.9%
Diluted Earnings Per Share (EPS)	0.47	0.21	0.26	123.8%
Income Before Income Taxes (IBT)	83,581	42,487	41,094	96.7%
Earnings Before Interest and Taxes (EBIT)	93,443	70,520	22,923	32.5%
Adjusted EBIT(1)	110,140	83,907	26,233	31.3%
Adjusted Diluted EPS(1)	0.52	0.37	0.15	40.5%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See tables below titled Supplemental Segment Information and Reconciliation of Reported to Adjusted Amounts for details.

Fiscal 2024 sales were a third-quarter record with positive pricing in all segments to catch up with cost inflation. Volume growth was strongest in businesses that were positioned to serve demand for infrastructure, reshoring, and high-performance building projects with engineered solutions, and was aided by favorable timing of project completions. This growth was offset by lower DIY consumer takeaway at retail stores and challenging comparisons in the disaster restoration business.

Geographically, sales growth was strongest in emerging markets with Africa/Middle East increasing 22.9% and Latin America increasing 13.5%. Engineered solutions for infrastructure projects were a key driver of the growth in these markets.

Sales included a 0.9% organic increase, a 0.1% decline from divestitures net of acquisitions, and a 0.4% decline from foreign currency translation.

Selling, general and administrative expenses increased due to incentives to sell higher-margin products and services; investments to accelerate long-term growth; and inflation in compensation and benefits. These increases were partially offset by expense reduction actions taken in the fourth quarter of fiscal 2023.

Fiscal 2024 third-quarter adjusted EBIT was a record. Adjusted EBIT margin expansion of 170 basis points was driven by MAP 2025 initiatives, including the commodity cycle recovery, a positive mix from shifting toward higher margin products and services, and improved fixed-cost leverage at businesses with volume growth. In Europe, sales declined slightly, driven by a previously announced divestiture, however, a focused strategy to improve profitability in the region resulted in strong adjusted EBIT margin expansion.

RPM Reports Results for Fiscal 2024 3rd Quarter

April 4, 2024

Third-Quarter 2024 Segment Sales and Earnings

Construction Products Group

	Three Months Ended
$ in 000s	February 29,	February 28,
	2024	2023	$ Change	% Change
Net Sales	$495,753	$475,187	$20,566	4.3%
Income Before Income Taxes	15,060	6,886	8,174	118.7%
EBIT	15,728	10,399	5,329	51.2%
Adjusted EBIT(1)	20,487	12,066	8,421	69.8%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

CPG third-quarter sales were a record with strength in concrete admixtures and repair products as a result of increased demand for engineered solutions serving infrastructure and reshoring-related projects, as well as market share gains. Businesses serving high-performance building construction and renovation also performed well. Sales in Latin America were strong, driven by infrastructure-related demand.

Sales included 3.1% organic growth, 0.7% growth from acquisitions, and 0.5% growth from foreign currency translation.

Third-quarter adjusted EBIT was driven by MAP 2025 benefits, inclusive of the commodity cycle, favorable mix and improved fixed-cost leverage from volume growth. Variable compensation increased as a result of improved financial performance and was partially offset by expense reduction actions implemented at the end of fiscal 2023.

Performance Coatings Group

	Three Months Ended
$ in 000s	February 29,	February 28,
	2024	2023	$ Change	% Change
Net Sales	$343,536	$321,454	$22,082	6.9%
Income (Loss) Before Income Taxes	47,039	(7,057)	54,096	N/A
EBIT	45,835	(7,588)	53,423	N/A
Adjusted EBIT(1)	47,092	32,453	14,639	45.1%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

PCG generated record third-quarter sales, which were in addition to strong results in the prior-year period, driven by growth in engineered solutions serving reshoring capital projects, including the favorable timing of some project completions. Strong growth in Asia/Pacific and Africa/Middle East, which were all recently aligned under PCG, also contributed to the record sales, driven by demand for engineered solutions serving infrastructure projects.

Sales included 9.2% organic growth, a 0.7% decline from divestitures, and a currency translation headwind of 1.6%.

RPM Reports Results for Fiscal 2024 3rd Quarter

April 4, 2024

Record third-quarter adjusted EBIT was driven by sales growth, favorable mix, and MAP 2025 benefits, inclusive of the commodity cycle. Adjusted EBIT growth was achieved in addition to strong results in the prior-year period.

Specialty Products Group

	Three Months Ended
$ in 000s	February 29,	February 28,
	2024	2023	$ Change	% Change
Net Sales	$176,494	$191,004	$(14,510)	(7.6%)
Income Before Income Taxes	9,803	39,482	(29,679)	(75.2%)
EBIT	9,713	39,454	(29,741)	(75.4%)
Adjusted EBIT(1)	12,101	16,792	(4,691)	(27.9%)

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

SPG’s third-quarter sales decline was driven by challenging comparisons in the prior-year period when the disaster restoration business had strong results in response to freeze-related flooding that did not reoccur to the same extent this year, and the impact of the divested non-core furniture warranty business. Specialty OEM end markets showed signs of stabilization during the quarter.

Sales included a 6.4% organic decline, a 1.4% reduction from divestitures, and 0.2% growth from foreign currency translation.

Adjusted EBIT was negatively impacted by the sales decline and under absorption from lower volumes. The divestiture of the non-core furniture warranty business also contributed to the adjusted EBIT decline. Investments in long-term growth initiatives weighed on adjusted EBIT margins and were partially offset by expense-reduction actions in the fourth quarter of fiscal 2023.

Consumer Group

	Three Months Ended
$ in 000s	February 29,	February 28,
	2024	2023	$ Change	% Change
Net Sales	$507,199	$528,531	$(21,332)	(4.0%)
Income Before Income Taxes	65,159	68,146	(2,987)	(4.4%)
EBIT	64,159	68,128	(3,969)	(5.8%)
Adjusted EBIT(1)	64,994	48,293	16,701	34.6%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

The Consumer Group’s third-quarter sales decline was driven by weaker DIY takeaway at retail stores, customers maintaining lean inventories, and the rationalization of lower-margin products, which were partially offset by market share gains.

Sales included a 3.2% organic decline, no impact from acquisitions, and foreign currency translation headwinds of 0.8%.

RPM Reports Results for Fiscal 2024 3rd Quarter

April 4, 2024

Record third-quarter adjusted EBIT was driven by margin expansion enabled by MAP 2025 benefits, inclusive of the commodity cycle, and the rationalization of lower margin products, partially offset by under absorption from lower volumes, and higher expenses from compensation and benefits.

Cash Flow and Financial Position

During the first nine months of fiscal 2024:

•	Cash provided by operating activities was $941.1 million compared to $263.0 million in the prior-year period.

•	Capital expenditures were $138.1 million compared to $179.7 million during the prior-year period, driven by the timing of investments, including those related to MAP 2025 initiatives.

•	The company returned $210.1 million to stockholders through cash dividends and share repurchases.

As of February 29, 2024:

•	The 12-trailing month cash provided by operating activities was $1.26 billion, compared to $285.8 million in the prior year period.

•	Total debt was $2.19 billion compared to $2.82 billion a year ago, with the $629.2 million reduction driven by improved cash flow being used to repay higher cost debt.

•	Total liquidity, including cash and committed revolving credit facilities, was $1.29 billion, compared to $843.5 million a year ago.

Business Outlook

“Our strategic balance and consistent execution of MAP 2025 initiatives are expected to drive margin improvements in the fourth quarter, resulting in the 10th consecutive quarter of record adjusted EBIT, as well as record sales and adjusted EBIT for the full fiscal year that is squarely in the guidance we previously provided. By segment, the secular tailwinds of infrastructure and reshoring spending benefitting CPG and PCG are expected to continue, although PCG will face some temporary headwinds in the fourth quarter from the timing of project completions, included those that were pulled forward into the third quarter. SPG business conditions have shown early signs of stabilization, however some end markets remain soft, and the Consumer Group continues to face DIY pressures,” Sullivan added. “While end markets remain mixed, the investments we are making now position us to accelerate volume growth when end markets recover and will allow us to fully realize the benefits of the margin achievement initiatives we have put in place through MAP 2025.”

The company expects the following in the fiscal 2024 fourth quarter:

•	Consolidated sales to be approximately flat compared to prior-year record results.

•	CPG sales to increase in the low- to mid-single-digit percentage range compared to prior-year record results.

•	PCG sales to be approximately flat compared to prior-year record results.

RPM Reports Results for Fiscal 2024 3rd Quarter

April 4, 2024

•	SPG sales to decrease in the mid-single-digit percentage range compared to prior-year results.

•	Consumer Group sales to decrease in the mid-single-digit percentage range compared to prior-year record results.

•	Consolidated adjusted EBIT to increase in the high-single-digit percentage range compared to prior-year record results.

The company expects the following in the full-year fiscal 2024:

•	Consolidated sales to increase near the midpoint of the previous outlook, which was an increase in the low-single-digit percentage range compared to prior-year record results.

•	Consolidated adjusted EBIT to increase near the midpoint of the previous outlook, which was an increase in the low-double-digit to mid-teen percentage range compared to prior-year record results.

Earnings Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. ET today. The call can be accessed via webcast at www.RPMinc.com/Investors/Presentations-Webcasts or by dialing 1-844-481-2915 or 1-412-317-0708 for international callers and asking to join the RPM International call. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from April 4, 2024, until April 11, 2024. The replay can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 for international callers. The access code is 6539229. The call also will be available for replay and as a written transcript via the RPM website at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, DayGlo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces, to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 17,300 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Matt Schlarb, Senior Director of Investor Relations, at 330-220-6064 or mschlarb@rpminc.com.

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RPM Reports Results for Fiscal 2024 3rd Quarter

April 4, 2024

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT and adjusted earnings per share provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest income (expense), net is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT and adjusted EBIT to income before income taxes, and adjusted earnings per share to earnings per share. We have not provided a reconciliation of our fourth-quarter fiscal 2024 or full-year fiscal 2024 adjusted EBIT guidance because material terms that impact such measure are not in our control and/or cannot be reasonably predicted, and therefore a reconciliation of such measure is not available without unreasonable effort.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors (including those specified below), which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital, and the viability of banks and other financial institutions; (b) the prices, supply and availability of raw materials, including assorted pigments, resins, solvents, and other natural gas- and oil-based materials; packaging, including plastic and metal containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) the timing of and the realization of anticipated cost savings from restructuring initiatives and the ability to identify additional cost savings opportunities; (j) risks related to the adequacy of our contingent liability reserves; (k) risks relating to a public health crisis similar to the Covid pandemic; (l) risks related to acts of war similar to the Russian invasion of Ukraine; (m) risks related to the transition or physical impacts of climate change and other natural disasters or meeting sustainability-related voluntary goals or regulatory requirements; (n) risks related to our use of technology, artificial intelligence, data breaches and data privacy violations; and (o) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Form 10-K for the year ended May 31, 2023, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the filing date of this release.

RPM Reports Results for Fiscal 2024 3rd Quarter

April 4, 2024

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 29, 2024	February 28, 2023	February 29, 2024	February 28, 2023
Net Sales	$1,522,982	$1,516,176	$5,327,114	$5,240,204
Cost of Sales	915,818	978,142	3,143,105	3,267,308

Gross Profit	607,164	538,034	2,184,009	1,972,896
Selling, General & Administrative Expenses	504,760	450,019	1,559,081	1,425,969
Restructuring Expense	6,359	4,154	14,096	6,780
Goodwill Impairment	—	36,745	—	36,745
Interest Expense	28,527	30,756	90,693	85,385
Investment (Income), Net	(18,665)	(2,723)	(36,393)	(5,910)
(Gain) on Sales of Assets and Business, Net	—	(25,743)	—	(25,881)
Other Expense, Net	2,602	2,339	7,973	7,065

Income Before Income Taxes	83,581	42,487	548,559	442,743
Provision for Income Taxes	22,103	15,248	139,953	114,683

Net Income	61,478	27,239	408,606	328,060
Less: Net Income Attributable to Noncontrolling Interests	279	265	820	729

Net Income Attributable to RPM International Inc. Stockholders	$61,199	$26,974	$407,786	$327,331

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.48	$0.21	$3.18	$2.55

Diluted	$0.47	$0.21	$3.16	$2.54

Average shares of common stock outstanding - basic	127,781	127,495	127,803	127,564

Average shares of common stock outstanding - diluted	128,334	128,035	128,315	128,789

RPM Reports Results for Fiscal 2024 3rd Quarter

April 4, 2024

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2024	2023	2024	2023
Net Sales:
CPG Segment	$495,753	$475,187	$1,940,292	$1,794,043
PCG Segment	343,536	321,454	1,096,905	1,041,994
SPG Segment	176,494	191,004	534,427	605,785
Consumer Segment	507,199	528,531	1,755,490	1,798,382

Total	$1,522,982	$1,516,176	$5,327,114	$5,240,204

Income Before Income Taxes:
CPG Segment
Income Before Income Taxes (a)	$15,060	$6,886	$253,910	$187,679
Interest (Expense), Net (b)	(668)	(3,513)	(4,619)	(8,090)

EBIT (c)	15,728	10,399	258,529	195,769
MAP initiatives (d)	4,759	1,667	6,168	4,056

Adjusted EBIT	$20,487	$12,066	$264,697	$199,825

PCG Segment
Income (Loss) Before Income Taxes (a)	$47,039	$(7,057)	$153,362	$89,053
Interest Income, Net (b)	1,204	531	3,753	1,058

EBIT (c)	45,835	(7,588)	149,609	87,995
MAP initiatives (d)	1,257	40,041	17,404	42,334

Adjusted EBIT	$47,092	$32,453	$167,013	$130,329

SPG Segment
Income Before Income Taxes (a)	$9,803	$39,482	$36,345	$94,798
Interest Income, Net (b)	90	28	293	23

EBIT (c)	9,713	39,454	36,052	94,775
MAP initiatives (d)	2,471	3,112	8,116	7,393
(Gain) on sales of assets and business, net (e)	(83)	(25,774)	(1,206)	(25,774)
Legal contingency adjustment on a divested business (g)	—	—	3,953	—

Adjusted EBIT	$12,101	$16,792	$46,915	$76,394

Consumer Segment
Income Before Income Taxes (a)	$65,159	$68,146	$295,054	$278,708
Interest Income, Net (b)	1,000	18	2,619	45

EBIT (c)	64,159	68,128	292,435	278,663
MAP initiatives (d)	835	165	1,249	914
Business interruption insurance recovery (f)	—	(20,000)	(11,128)	(20,000)

Adjusted EBIT	$64,994	$48,293	$282,556	$259,577

Corporate/Other
(Loss) Before Income Taxes (a)	$(53,480)	$(64,970)	$(190,112)	$(207,495)
Interest (Expense), Net (b)	(11,488)	(25,097)	(56,346)	(72,511)

EBIT (c)	(41,992)	(39,873)	(133,766)	(134,984)
MAP initiatives (d)	7,458	14,176	28,632	42,704

Adjusted EBIT	$(34,534)	$(25,697)	$(105,134)	$(92,280)

TOTAL CONSOLIDATED
Income Before Income Taxes (a)	$83,581	$42,487	$548,559	$442,743
Interest (Expense)	(28,527)	(30,756)	(90,693)	(85,385)
Investment Income, Net	18,665	2,723	36,393	5,910

EBIT (c)	93,443	70,520	602,859	522,218
MAP initiatives (d)	16,780	59,161	61,569	97,401
(Gain) on sale of assets and business, net (e)	(83)	(25,774)	(1,206)	(25,774)
Business interruption insurance recovery (f)	—	(20,000)	(11,128)	(20,000)
Legal contingency adjustment on a divested business (g)	—	—	3,953	—

Adjusted EBIT	$110,140	$83,907	$656,047	$573,845

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.
(b)	Interest Income (Expense), Net includes the combination of Interest Income (Expense) and Investment Income (Expense), Net.
(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT, or adjusted EBIT, as a performance evaluation measure because Interest Income (Expense), Net is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

RPM Reports Results for Fiscal 2024 3rd Quarter

April 4, 2024

(d)

Reflects restructuring and other charges, which have been incurred in relation to our Margin Acceleration Plan (“MAP to Growth”) and our Margin Achievement Plan (“MAP 2025”), together MAP initiatives, as follows:

- Restructuring and other related expense, net: Includes charges incurred related to headcount reductions, facility closures and asset impairments recorded in “Restructuring Expense” on the Consolidated Statements of Income. Restructuring Expense totaled $6.4 million and $4.2 million for the quarters ended February 29, 2024 and February 28, 2023, respectively, and $14.1 million and $6.8 million for the nine months ended February 29, 2024 and February 28, 2023, respectively. Other related expenses include inventory write-offs in connection with restructuring activities recorded in “Cost of Sales” and accelerated depreciation and amortization recorded within “Cost of Sales” or “Selling, General, & Administrative Expenses (“SG&A”)” depending on the nature of the expense as well as the increase in our allowance for doubtful accounts as a result of the divestiture of the non-core Universal Sealant’s Bridgecare service business within our PCG segment.

- Exited product lines: Reflects the sale of inventory that had previously been reserved for as a result of prior product line rationalization initiatives at PCG partially offset by inventory write-offs related to the discontinuation of certain product lines within our SPG segment. These amounts resulted from ongoing product line rationalization efforts in connection with our MAP initiatives and were recorded within “Cost of Sales”.

- ERP consolidation plan: Includes expenses incurred as a result of our stated goals to consolidate over 75 ERP systems across the organization to four ERP platforms, one per segment, as part of our overall MAP strategy as well as costs incurred for other decision support tools to facilitate our commercial initiatives related to MAP 2025 which have been incurred in our CPG, PCG, SPG and Corporate/Other segments and have been recorded within “SG&A”.

- Professional fees: Includes expenses incurred to consolidate accounting locations, costs incurred to implement technologies and processes to drive improved sales mix and salesforce effectiveness and cost incurred to implement new global manufacturing methodologies with the goal of improving operating efficiency incurred within our CPG, PCG, SPG, and Corporate/Other segments and recorded within “SG&A”. All of this spend is in support of stated MAP goals with the most significant expense incurred within our Corporate/Other segment.

- Goodwill impairment: Relates to an impairment charge at our Universal Sealants (“USL”) reporting unit as a result of a decision to exit the services portion of that business which has been recorded in “Goodwill Impairment” recorded in the third quarter of fiscal 2023.

Included below is a reconciliation of the TOTAL CONSOLIDATED MAP initiatives.

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2024	2023	2024	2023
Restructuring and other related expense, net	$7,940	$4,804	$26,599	$8,658
Exited product line	—	—	(248)	—
ERP consolidation plan	2,169	2,237	8,731	4,486
Professional fees	6,671	15,375	26,487	47,512
Goodwill Impairment	—	36,745	—	36,745

MAP initiatives	$16,780	$59,161	$61,569	$97,401

(e)

Reflects the gain associated with post-closing adjustments for the sale of the furniture warranty business in the SPG segment which has been recorded in Selling, General & Administrative Expenses in FY24 and the prior year balance reflects the gains associated with the sale of the furniture warranty business and the sale and leaseback of a facility in the SPG segment recorded within Gain on Sales of Assets and Business, Net.

(f)

Business interruption insurance recovery at our Consumer segment related to lost sales and incremental costs incurred during fiscal 2021 and 2022 as a result of an explosion at the plant of a significant alkyd resin supplier, which has been recorded in Selling, General & Administrative Expenses.

(g)

Represents incremental expense related to an adverse legal ruling from a case associated with a business that was divested in the prior year. We strongly disagree with the legal ruling and have filed an appeal.

RPM Reports Results for Fiscal 2024 3rd Quarter

April 4, 2024

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 29, 2024	February 28, 2023	February 29, 2024	February 28, 2023
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$0.47	$0.21	$3.16	$2.54
MAP initiatives (d)	0.10	0.41	0.37	0.64
(Gain) on sales of assets and business, net (e)	—	(0.14)	(0.01)	(0.14)
Business interruption insurance recovery (f)	—	(0.12)	(0.07)	(0.12)
Legal contingency adjustment on a divested business (g)	—	—	0.02	—
Income tax adjustment (h)	0.02	—	0.02	—
Investment returns (i)	(0.07)	0.01	(0.11)	0.02

Adjusted Earnings per Diluted Share (j)	$0.52	$0.37	$3.38	$2.94

(d)

Reflects restructuring and other charges, which have been incurred in relation to our Margin Acceleration Plan (“MAP to Growth”) and our Margin Achievement Plan (“MAP 2025”), together MAP initiatives, as follows:

- Restructuring and other related expense, net: Includes charges incurred related to headcount reductions, facility closures and asset impairments recorded in “Restructuring Expense” on the Consolidated Statements of Income. Restructuring Expense totaled $6.4 million and $4.2 million for the quarters ended February 29, 2024 and February 28, 2023 respectively, and $14.1 million and $6.8 million for the nine months ended February 29, 2024 and February 28, 2023 respectively. Other related expenses include inventory write-offs in connection with restructuring activities recorded in “Cost of Sales” and accelerated depreciation and amortization recorded within “Cost of Sales” or “Selling, General, & Administrative Expenses (“SG&A”)” depending on the nature of the expense as well as the increase in our allowance for doubtful accounts as a result of the divestiture of the non-core Universal Sealant’s Bridgecare service business within our PCG segment.

- Exited product lines: Reflects the sale of inventory that had previously been reserved for as a result of prior product line rationalization initiatives at PCG partially offset by inventory write-offs related to the discontinuation of certain product lines within our SPG segment. These amounts resulted from ongoing product line rationalization efforts in connection with our MAP initiatives and were recorded within “Cost of Sales”.

- ERP consolidation plan: Includes expenses incurred as a result of our stated goals to consolidate over 75 ERP systems across the organization to four ERP platforms, one per segment, as part of our overall MAP strategy as well as costs incurred for other decision support tools to facilitate our commercial initiatives related to MAP 2025 which have been incurred in our CPG, PCG, SPG and Corporate/Other segments and have been recorded within “SG&A”.

- Professional fees: Includes expenses incurred to consolidate accounting locations, costs incurred to implement technologies and processes to drive improved sales mix and salesforce effectiveness and cost incurred to implement new global manufacturing methodologies with the goal of improving operating efficiency incurred within our CPG, PCG, SPG, and Corporate/Other segments and recorded within “SG&A”. All of this spend is in support of stated MAP goals with the most significant expense incurred within our Corporate/Other segment.

- Goodwill impairment: Relates to an impairment charge at our Universal Sealants (“USL”) reporting unit as a result of a decision to exit the services portion of that business which has been recorded in “Goodwill Impairment” recorded in the third quarter of fiscal 2023.

(e)

Reflects the gain associated with post-closing adjustments for the sale of the furniture warranty business in the SPG segment which has been recorded in Selling, General & Administrative Expenses in FY24 and the prior year balance reflects the gains associated with the sale of the furniture warranty business and the sale and leaseback of a facility in the SPG segment recorded within Gain on Sales of Assets and Business, Net.

(f)

Business interruption insurance recovery at our Consumer segment related to lost sales and incremental costs incurred during fiscal 2021 and 2022 as a result of an explosion at the plant of a significant alkyd resin supplier, which has been recorded in Selling, General & Administrative Expenses.

(g)

Represents incremental expense related to an adverse legal ruling from a case associated with a business that was divested in the prior year. We strongly disagree with the legal ruling and have filed an appeal.

(h)	Adjustment to income taxes associated with the prior year sale of the furniture warranty business.
(i)

Investment returns include realized net gains and losses on sales of investments and unrealized net gains and losses on equity securities, which are adjusted due to their inherent volatility. Management does not consider these gains and losses, which cannot be predicted with any level of certainty, to be reflective of the Company’s core business operations.

(j)	Adjusted Diluted EPS is provided for the purpose of adjusting diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

RPM Reports Results for Fiscal 2024 3rd Quarter

April 4, 2024

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	February 29, 2024	February 28, 2023	May 31, 2023
Assets
Current Assets
Cash and cash equivalents	$248,905	$193,870	$215,787
Trade accounts receivable	1,130,409	1,250,534	1,552,522
Allowance for doubtful accounts	(58,377)	(47,322)	(49,482)

Net trade accounts receivable	1,072,032	1,203,212	1,503,040
Inventories	1,080,698	1,341,303	1,135,496
Prepaid expenses and other current assets	344,948	340,990	329,845

Total current assets	2,746,583	3,079,375	3,184,168

Property, Plant and Equipment, at Cost	2,459,045	2,237,743	2,332,916
Allowance for depreciation	(1,172,164)	(1,071,722)	(1,093,440)

Property, plant and equipment, net	1,286,881	1,166,021	1,239,476

Other Assets
Goodwill	1,309,744	1,288,071	1,293,588
Other intangible assets, net of amortization	523,677	562,732	554,991
Operating lease right-of-use assets	326,998	327,179	329,582
Deferred income taxes	17,517	17,023	15,470
Other	171,004	169,022	164,729

Total other assets	2,348,940	2,364,027	2,358,360

Total Assets	$6,382,404	$6,609,423	$6,782,004

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$577,861	$577,761	$680,938
Current portion of long-term debt	6,225	3,130	178,588
Accrued compensation and benefits	237,951	204,542	257,328
Accrued losses	30,897	22,101	26,470
Other accrued liabilities	349,015	311,974	347,477

Total current liabilities	1,201,949	1,119,508	1,490,801

Long-Term Liabilities
Long-term debt, less current maturities	2,187,140	2,819,432	2,505,221
Operating lease liabilities	278,009	283,981	285,524
Other long-term liabilities	268,940	239,046	267,111
Deferred income taxes	98,153	92,474	90,347

Total long-term liabilities	2,832,242	3,434,933	3,148,203

Total liabilities	4,034,191	4,554,441	4,639,004

Stockholders’ Equity
Preferred stock; none issued	—	—	—
Common stock (outstanding 128,763; 128,933; 128,766)	1,288	1,289	1,288
Paid-in capital	1,144,282	1,119,786	1,124,825
Treasury stock, at cost	(844,345)	(769,933)	(784,463)
Accumulated other comprehensive (loss)	(593,729)	(604,821)	(604,935)
Retained earnings	2,639,310	2,306,836	2,404,125

Total RPM International Inc. stockholders’ equity	2,346,806	2,053,157	2,140,840
Noncontrolling interest	1,407	1,825	2,160

Total equity	2,348,213	2,054,982	2,143,000

Total Liabilities and Stockholders’ Equity	$6,382,404	$6,609,423	$6,782,004

RPM Reports Results for Fiscal 2024 3rd Quarter

April 4, 2024

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Nine Months Ended
	February 29,	February 28,
	2024	2023
Cash Flows From Operating Activities:
Net income	$408,606	$328,060
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	126,656	115,186
Goodwill Impairment	—	36,745
Deferred income taxes	2,190	8,506
Stock-based compensation expense	19,457	23,636
Net (gain) loss on marketable securities	(16,496)	3,241
Net loss (gain) on sales of assets and businesses	2,576	(25,881)
Other	1,244	684
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	430,512	202,742
Decrease (increase) in inventory	55,118	(142,069)
Decrease in prepaid expenses and other current and long-term assets	30,349	4,807
(Decrease) in accounts payable	(83,960)	(195,093)
(Decrease) in accrued compensation and benefits	(20,049)	(54,747)
Increase (decrease) in accrued losses	4,366	(2,119)
(Decrease) in other accrued liabilities	(19,424)	(40,690)

Cash Provided By Operating Activities	941,145	263,008

Cash Flows From Investing Activities:
Capital expenditures	(138,093)	(179,725)
Acquisition of businesses, net of cash acquired	(15,549)	(47,542)
Purchase of marketable securities	(30,591)	(13,173)
Proceeds from sales of marketable securities	22,130	9,596
Proceeds from sales of assets and businesses, net	5,749	53,318
Other	2,485	2,127

Cash (Used For) Investing Activities	(153,869)	(175,399)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	—	489,881
Reductions of long-term and short-term debt	(516,086)	(354,135)
Cash dividends	(172,601)	(159,841)
Repurchases of common stock	(37,488)	(37,500)
Shares of common stock returned for taxes	(21,949)	(15,252)
Payments of acquisition-related contingent consideration	(1,082)	(3,765)
Other	(1,586)	(2,689)

Cash (Used For) Financing Activities	(750,792)	(83,301)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(3,366)	(12,110)

Net Change in Cash and Cash Equivalents	33,118	(7,802)
Cash and Cash Equivalents at Beginning of Period	215,787	201,672

Cash and Cash Equivalents at End of Period	$248,905	$193,870